                                                                    Exhibit 11.1


                    NATIONAL INSURANCE GROUP AND SUBSIDIARIES

                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
         (in thousands of dollars except share and per share amounts)
                                   (unaudited)

                                     SECOND QUARTER                SIX MONTHS
                               -------------------------    -------------------------
                                   1997          1996           1997         1996
                               -----------   -----------    -----------  ------------
Actual common shares
outstanding                      3,896,937     4,679,697      3,896,937     4,679,697

Weighted average common
shares issued upon exercise
of stock options                    12,956           245         12,892        11,311

Common shares issuable under
outstanding stock
Options                             79,831             -         79,831             -

Total weighted average
Shares outstanding               3,989,724     4,679,942      3,989,660     4,691,008
                               ===========   ===========    ===========   ===========

Net income (loss)              $       838   $      (857)   $     1,640   $      (708)
                               ===========   ===========    ===========   ===========

Net income (loss) per share    $      0.21   $     (0.18)   $      0.41   $     (0.15)
                               ===========   ===========    ===========   ===========